   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 1998
                                                     REGISTRATION NO. 333-24271
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                   POST-EFFECTIVE AMENDMENT NO.1 ON FORM S-3
                      TO FORM SB-2 REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                         SOUND SOURCE INTERACTIVE, INC.
                 (Name of Small Business Issuer in its Charter)

         DELAWARE                                 7372                             95-4264046
(State or Other Jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
Incorporation or Organization)          Classification Code Number)            Identification No.)

                           26115 MUREAU ROAD, SUITE B
                        CALABASAS, CALIFORNIA 91302-3126
                                 (818) 878-0505
                        (Address and Telephone Number of
                          Principal Executive Offices)

                               VINCENT J. BITETTI
                            CHIEF EXECUTIVE OFFICER
                          26115 MUREAU ROAD,  SUITE B
                        CALABASAS, CALIFORNIA 91302-3126
                                 (818) 878-0505
                      (Name, Address and Telephone Number
                             of Agent for Service)
                                  ___________
                                    COPY TO:

                           Sean P. McGuinness, Esq.
                            McDermott, Will & Emery
                             600 13th Street, N.W.
                            Washington, D.C. 20005
                                (202) 756-8202
                              Fax: (202) 756-8087

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX: [X]

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                                  ___________

     PURSUANT TO RULE 429 OF THE SECURITIES ACT OF 1933, THE PROSPECTUS CONTAINED HEREIN IS A COMBINED PROSPECTUS RELATING TO SECURITIES REGISTERED HEREBY AND UNDER REGISTRATION STATEMENT NO. 33-80827.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

PROSPECTUS
      11,318,097 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS
          622,838 SHARES OF COMMON STOCK FOR SELLING SECURITY HOLDERS
           4,816,657 REDEEMABLE WARRANTS FOR SELLING SECURITY HOLDERS

     This Prospectus relates to the sale by Sound Source Interactive, Inc., a Delaware corporation (the "Company"), and certain selling security holders (the "Selling Security Holders") of the following: (i) 11,078,097 shares of the Company's common stock, par value $.001 (the "Common Stock"), underlying 11,078,097 outstanding Common Stock purchase warrants (the "Redeemable Warrants"); (ii) 240,000 shares of Common Stock underlying outstanding Underwriters' Warrants (as hereinafter defined); (iii) 4,816,657 Redeemable Warrants being offered by ASSI, Inc. (the "ASSI Warrants"), an affiliated Selling Security Holder; and (iv) 622,838 outstanding shares of Common Stock being offered by the Selling Security Holders, including 200,000 shares being offered by Vincent J. Bitetti, the Company's Chairman of the Board and Chief Executive Officer, 382,838 shares being offered by Eric H. Winston and 40,000 shares of Common Stock being offered by ASSI, Inc. each of whom is an affiliated Selling Security Holder. See "Selling Security Holders" and "Plan of Distribution." The Common Stock and Redeemable Warrants offered by the Selling Security Holders are sometimes collectively referred to herein as the "Selling Security Holders' Securities." The Company will not receive any proceeds from the sale of the Selling Security Holders' Securities.

     Each Redeemable Warrant entitles the holder to purchase one share of Common Stock for $4.40 during the period from July 1, 1997, to January 1, 2002. The Redeemable Warrants (other than the ASSI Warrants, while held by ASSI, Inc.) are subject to redemption by the Company, at any time commencing July 2, 1997, at a price of $.25 per Redeemable Warrant, if the average closing bid price of the Common Stock equals or exceeds $5.60 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of notice of redemption. See "Description of Securities--Redeemable Warrants."

     Upon the completion of the Company's initial public offering (the "IPO") in July 1996, the Company sold to The Boston Group, L.P. and Joseph Stevens & Company, L.P., the Underwriters of such offering (the "Underwriters") warrants (the "Underwriters' Warrants") to purchase 240,000 shares of Common Stock for $5.80 per share during the period from July 2, 1997 to July 1, 2001.

     The Company's publicly traded Common Stock and Redeemable Warrants are currently listed separately on the automated quotation system of the Nasdaq SmallCap Market ("Nasdaq") under the symbols "SSII" and "SSIIW," respectively. On February 9, 1998, the last trade prices for the Common Stock and the Redeemable Warrants reported on Nasdaq were $1.31 per share, and $0.16 per Redeemable Warrant, respectively.

     Investors in the securities offered hereby who reside in the State of California shall be required to have a minimum annual gross income of $30,000 and a net worth of $30,000 or, in the alternative, a minimum net worth of $75,000, determined exclusive of home, home furnishings and automobiles.

     THESE SECURITIES ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION" COMMENCING ON PAGES 5 AND 17, RESPECTIVELY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is February 20, 1998

     The various exercise prices of each of the Redeemable Warrants and Underwriters' Warrants are all subject to adjustment pursuant to the anti-dilution provisions thereof. The Company will receive proceeds from the exercise of the Redeemable Warrants and the Underwriters' Warrants, if any are exercised, but will not receive any proceeds from the resale thereof. The Company will not receive any of the proceeds from sales of the Selling Securityholders' Securities by the Selling Securityholders. See "Use of Proceeds." All costs, expenses and fees in connection with the registration of the Selling Security Holders' Securities will be borne by the Company. The Company has agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The sale of the Selling Security Holders' Securities may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders) in the over-the-counter market or in negotiated transactions, through the writing of options on the Selling Security Holders' Securities, through a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any Selling Security Holder sells his, her or its Selling Security Holders' Securities pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Security Holder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Selling Security Holders' Securities, a post-effective amendment to the Registration Statement of which this Prospectus is a part would need to be filed and declared effective by the Securities and Exchange Commission before such Selling Security Holder could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

     The exercise of the Redeemable Warrants may be prohibited in certain states. See "Risk Factors--Current Prospectus and State Registration to Exercise Warrants." Although the Redeemable Warrants were initially sold in jurisdictions in which the Redeemable Warrants and underlying shares of Common Stock were qualified for sale, purchasers who reside in or may move to jurisdictions in which the Redeemable Warrants or underlying shares are not registered for sale or otherwise qualified may have purchased such Redeemable Warrants in the aftermarket during the period when the Redeemable Warrants are exercisable. In this event the Company would be unable to issue shares to such persons desiring to exercise their Redeemable Warrants unless and until the shares could be qualified for sale in the jurisdictions in which such purchasers reside, or unless an exemption to such qualification exists. The exercise prices and other terms of the Redeemable Warrants were originally determined by negotiation between the Company and the Underwriters, and such terms were not necessarily related to the Company's asset value, net worth or any other established criteria of value. See "Risk Factors," "Selling Security Holders" and "Plan of Distribution."

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of each such document may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Company's Common Stock and Redeemable Warrants are quoted on the Nasdaq SmallCap Market under the symbols SSII and SSIIW, respectively. Reports and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, the SEC maintains an Internet web site (http:\\www.sec.gov) that contains reports and other information regarding registrants that file electronically with the SEC through the Electronic Data Gathering and Retrieval System ("EDGAR").

     The Company has filed with the SEC two Registration Statements on Form SB-2 (Nos. 33-80827 and 333-24271) (collectively with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the securities being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto. For further information with respect to the Company, and the Common Stock and Redeemable Warrants, reference is hereby made to the Registration Statement and to the exhibits filed as a part thereof. The statements contained in this Prospectus as to the contents of any contract or other document identified as an exhibit in this Prospectus are not necessarily complete and, in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, as amended pursuant to an amendment filed October 27, 1997; (ii) the Company's Quarterly Reports on Form 10-QSB for the quarterly periods ended September 30, 1997 and December 31, 1997; and (iii) the Company's Current Reports on Form 8-K filed December 8, 1997 and August 27, 1997, the latter as amended pursuant to an amendment filed September 9, 1997.

     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all documents referred to above that have been incorporated into this Prospectus by reference. Written or oral requests for such copies should be directed to:
Secretary, Sound Source Interactive, Inc., 26115 Mureau Road, Suite B, Calabasas, California 91302-3126, telephone (818) 878-0505.

                                  THE COMPANY

GENERAL

     Sound Source Interactive, Inc. (the "Company"), which was incorporated on May 4, 1992, is engaged primarily in developing, publishing and marketing interactive computer software. The Company produces products in two categories:
Children's Entertainment and Adult Entertainment. Children's Entertainment consists principally of children's edutainment products including interactive MovieBooks, Activity Centers and Learning Adventures for children aged three to twelve. These products include animation, text, photos, sound clips and actual film footage of well-recognized family films and television series. Adult Entertainment consists of two categories: Entertainment Utilities and Games. Entertainment Utilities incorporate screen savers, sound clips and other content, including mini-arcade games, into a desktop diversion. These products are based on licensed entertainment properties and are marketed as limited edition serialized collector editions. In July 1996, the Company created a "games" division. The principal purpose of the games division is to enable the Company to gain a core competency in entertainment software primarily targeted at the adult PC gaming community. Currently two games are in development and more are planned.

     The Company's objective is to be a leading publisher of high quality, competitively priced, consumer-oriented software. To achieve this objective, the Company intends to (i) focus primarily on developing products with educational and entertainment value which are based on popular movies and television series and are easy to use and install, (ii) develop a broad line of products, upgrade successful products and develop product line extensions and complementary products, (iii) leverage studio relationships to develop cross-marketing promotional programs, (iv) promote trademark recognition, (v) leverage its licensed content to develop products intended for the game market, and (vi) pursue strategic alliances and acquisitions.

     Many of the Company's products are based on licensed content of major motion pictures and television shows under agreement with major entertainment studios including Viacom Consumer Products (as agent for Paramount Pictures Corp.), Twentieth Century Fox Licensing, New Line Cinema, Harvey Entertainment, Warner Bros. Consumer Products, Universal Studios, Carolco Pictures, Inc., MGM/UA Merchandising, Inc. and others. The Company's license agreements for existing products include Babe: A Little Pig Goes A Long Way(TM), The Little Rascals(TM), All Dogs Go to Heaven II(TM), The Land Before Time(TM) series, Babylon 5(TM), Hercules and Xena(TM), Terminator 2: Judgment Day(TM), Free Willy 2(TM), Free Willy 3(TM), Star Trek(TM) franchise, Star Trek: Deep Space Nine(TM), Star Trek: Voyager(TM), DragonHeart(TM), I Love Lucy(TM) and other popular titles. The Company also holds licenses for new products based on Casper A Spirited Beginning(TM), Lost in Space(TM), An American Tail(TM), The Land Before Time(TM), The Abyss(TM), Free Willy 3(TM) and The Lost World Jurassic Park(TM). The Company is continuing the negotiation of additional licenses for its children's products, entertainment utilities and games. Management believes the Company is capable of continuing to obtain new licenses for major motion pictures and television shows and developing new, high quality software products using content from these entertainment properties.

     The Company believes that as of January 31, 1998, its products were in distribution to approximately 8,000 retail outlets. Retailers currently selling one or more of the Company's products include Toys R Us, Office Depot, Office Max, Staples, Future Shops, Tower Records, CompUSA, Best Buy, BJ's, Computer City, Electronics Boutique, Babbages, Etc., Kmart, Barnes & Noble, Sam's Club, Spencer Gifts, Dapy Stores and others.

     On June 1, 1996 the Company entered into a Distribution Services Agreement with Simon & Schuster Interactive Distribution Services ("SSIDS") which expires on May 31, 1998. SSIDS is the consumer software distribution unit of Simon & Schuster, Inc., the publishing operation of Viacom Inc. Pursuant to this distribution agreement, SSIDS provides distribution, warehousing and order fulfillment services for all of the Company's products (subject to certain exceptions) throughout the United States and Canada. The Company's relationship with SSIDS is exclusive except as regards the rights to distribute the Company's products in direct-to-the-customer programs including direct mail, telemarketing and in-box coupon fulfillment, which are nonexclusive. During the year ended June 30, 1997, net sales to and through SSIDS approximated $2,982,285, or 64.9% of the Company's total net revenues.

     The Company is located at 26115 Mureau Road, Suite B, Calabasas, California 91302-3126. Its telephone number is (818) 878-0505. Its facsimile number is
(818) 878-0007.

                                  RISK FACTORS

     An investment in the securities offered hereby involves a high degree of risk and immediate substantial dilution. In addition to the other information contained in the Prospectus, prospective investors should carefully consider the following risk factors before making an investment. This Prospectus contains and incorporates by reference forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.
Such statements are based on current expectations that involve a number of uncertainties including those set forth in the risk factors below. Actual results could differ materially from those projected in the forward-looking statements.

     Employment of Vincent J. Bitetti. The Company's success depends to a significant extent on the performance and continued service of its senior management and certain key employees. In particular, the loss of the services of Vincent J. Bitetti, Chairman of the Board and Chief Executive Officer, could have a material adverse effect on the Company. Mr. Bitetti is employed under an employment agreement which expires on September 15, 1998. In addition to his duties as Chairman of the Board and Chief Executive Officer, Mr. Bitetti is the executive producer for all of the Company's products. He conceptualizes, reviews and "green lights" all title development, and has led the negotiations for all studio license and promotional/partnership agreements. The Company's product development, sales and marketing departments all report directly to Mr. Bitetti. There can be no assurance that the Company will successfully renegotiate Mr. Bitetti's employment so that it extends beyond its current expiration date. If the Company is unsuccessful in renegotiating Mr. Bitetti's contract, there can be no assurance that he will continue to serve as an executive officer or employee of the Company. There also can be no assurance that the Company could find an adequate replacement for Mr. Bitetti in the event that he were no longer a Company executive officer or employee.

     Product Distribution. Pursuant to the Distribution Services Agreement between the Company and SSIDS, SSIDS provides distribution, warehousing and order fulfillment services for all of the Company's products (subject to certain exceptions) throughout the United States and Canada. The Company's relationship with SSIDS is exclusive except as regards the rights to distribute the Company's products in direct-to-the-customer programs including direct mail, telemarketing and in-box coupon fulfillment, which are nonexclusive. The Company is substantially dependent upon SSIDS for the distribution of its products throughout the United States and Canada during the term of the agreement.
SSIDS, however, is not obligated to sell any specified minimum quantity of the Company's products. There can be no assurance as to the volume of product sales that may be achieved by SSIDS. Because the Company's rights to market its products through channels other than SSIDS are limited, the Company's ability to realize the cash flow necessary to fund its ongoing operations and to achieve profitability are largely dependent upon the success of SSIDS in marketing its products. Additionally, as the agreement expires on May 31, 1998, and SSIDS is not required to renew the agreement, there is no assurance that subsequent to May 31, 1998, the Company will have a distributor in place to distribute the Company's products to the North American retail channel.

     Product Returns. Under the SSIDS distribution agreement, SSIDS is responsible for collection of accounts and the Company is responsible for product returns. The Company maintains an appropriate reserve for product returns based upon its prior experience and current market conditions, which approximates 15 percent of gross revenues, against which credits for actual returns are applied. Although the Company believes that these reserves are adequate, there can be no assurance that its actual losses due to returns will not exceed the reserved amount.

     Limited History of Business Operations. The Company has a limited operating history. The Company conducted substantially no business prior to its acquisition of Sound Source Interactive, Inc., a California corporation (the "Subsidiary"), in 1994. The Subsidiary itself commenced operations originally as a nonincorporated entity in 1988. The Subsidiary's revenues originally were derived from the sale of sound patches for music synthesizers. Since 1993, revenues and income have been predominately derived from entertainment utilities software for Apple Macintosh and IBM-compatible computers incorporating content licensed from major motion picture studios. See generally "The Company."

     New Business Risks for Licensed Software Products. The business of creating and marketing licensed software derived from motion pictures is a new and evolving industry, which will be subject to a number of risks, including trends in personal computer sales, changes in available technology and changes in the competition for licenses to develop software derived from motion pictures. Changes in these factors could have a material adverse effect on the Company's revenues and potential profitability.

     Competition. The market for the Company's consumer software products is intensely and increasingly competitive. Existing consumer software companies may broaden their product lines to compete with the Company's products, and potential new competitors may enter or increase their focus on the consumer software market, resulting in even greater competition for the Company. Many of the companies with which the Company currently competes, including Microsoft Corp., Broderbund, Inc., Knowledge Adventure, Disney, CUC International Inc., Hasbro, Inc., The Learning Company, Inc., Davidson & Associates, Virgin Interactive and GT Interactive Software Corp., have greater financial, technical, marketing, sales and customer support resources, as well as greater name recognition and better access to consumers, than the Company. To the extent that competitors achieve performance, price or other selling advantages, the Company could be materially adversely affected. There can be no assurance that the Company will have the resources required to respond effectively to market or technological changes or to compete successfully in the future. In addition, increasing competition in the consumer software market may cause prices to fall, which may materially adversely affect the Company's business, operating results and financial condition.

     Limitation on Directors' Liability; Indemnification. The Company's Certificate of Incorporation provides that a director of the Company, to the maximum extent now or hereafter permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware GCL"), will have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company's Bylaws generally require the Company to indemnify and advance expenses to its directors, officers, employees and other agents to the fullest extent permitted by Delaware law. The Company also has entered into indemnification agreements with each of its directors whereby the Company will indemnify each such person against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving as a Company director.

     Changes in Technology and Industry Standards. The consumer software industry is undergoing rapid changes, including evolving industry standards, frequent new product introductions and changes in consumer requirements and preferences. The introduction of new technologies, including operating systems and media formats, could render the Company's existing products obsolete or unmarketable. In 1993, for example, there was a significant shift in consumer demand from DOS-based software to Microsoft(R)-Windows(R)-based software. More recently, consumer demand has been shifting from disk-based software to software on CD-ROM. In addition, the introduction of the Windows '95(R) operating system may affect consumer preferences and the demand for new consumer software in ways which cannot be foreseen. In the future, there could be radical changes in software delivery systems, replacing CD-ROM with on-line or other methods of distribution.

     There can be no assurance that the current demand for the Company's Windows(R) and CD-ROM products will continue or that the mix of the Company's future product offerings will keep pace with technological changes or satisfy evolving consumer preferences. The success of the Company will be dependent upon its ability to develop, introduce and market products which respond to such changes in a timely fashion. The Company intends to maintain its products in accordance with industry standards. The development cycle for products utilizing new operating systems or formats may be significantly longer than the Company's current development cycle for products on existing operating systems and formats and may require the Company to invest resources in products that may not become profitable. Although the Company's software is Windows '95(R) compatible, there can be no assurance that the Company will be successful in developing and marketing products for certain advanced and emerging operating systems and formats that may arise in the future. Failure to develop and introduce new products and product enhancements in a timely fashion could result in significant product returns and inventory obsolescence and could impair the Company's business, operating results and financial condition.

     Uncertainty of Market Acceptance; Short Product Life Cycles. Consumer preferences for software products are difficult to predict, and few consumer software products achieve sustained market acceptance. The Company believes that the highest sales of each of its products will occur during the six- to nine-month periods following their introduction, and that thereafter sales will diminish and pricing will be reduced. Therefore, the Company's success is dependent upon the market acceptance of its existing products and the continued development and introduction of new products which achieve market acceptance. There can be no assurance that the Company's existing products will continue to realize market acceptance, or that new products introduced by the Company will achieve any significant degree of market acceptance or sustain any such acceptance for any significant period of time. Failure of the Company's new and existing products to achieve and sustain market acceptance will have a material adverse effect on the Company's business, operating results and financial condition.

     Fluctuations in Operating Results; Seasonality. The Company has experienced, and may continue to experience, fluctuations in operating results due to a variety of factors, including the size and rate of growth of the consumer software market, market acceptance of the Company's products and those of its competitors, development and promotional expenses relating to the introduction of new products or new versions of existing products, ability to add new distribution channels, product returns, changes in pricing policies by the Company and its competitors, the accuracy of retailers' forecasts of consumer demand, the timing of the receipt of orders from major customers and account cancellations or delays in shipment. In response to competitive pressures for new product introductions, the Company may take certain pricing or marketing actions that could materially and adversely affect the Company's business, operating results and financial condition. The Company's expense levels are based, in part, on its expectations as to future sales. Therefore, operating results could be disproportionately affected by a reduction in sales or a failure to meet the Company's sales expectations. The Company may be required to pay in advance or to guarantee royalties, which may be substantial, to obtain licenses of intellectual properties from third parties before such properties have been introduced or achieved market acceptance. Defective products may result in higher customer support costs and product returns.

     Additionally, the consumer software business traditionally has been seasonal. Typically, net sales are highest during the fourth calendar quarter and decline in the first and second calendar quarters. The seasonal pattern is due primarily to the increased demand for consumer software during the year-end holiday buying season. The Company expects its net sales and operating results to continue to reflect seasonality. There can be no assurance that the Company will achieve consistent profitability on a quarterly or annual basis. Nevertheless, management believes that in the future its results may be less subject to seasonal fluctuations because its products will be marketed in conjunction with the release of home videos, which occur throughout the year.

     Dependence on Retailers. The Company's retail customers include computer stores, office supply stores, warehouse clubs, consumer electronics stores, bookstores, video stores and alternative channels. The Company's customers are not contractually required to make future purchases of the Company's products and therefore could discontinue carrying the Company's products in favor of competitors' products or for any other reason. Retailers compete in a volatile industry that is subject to rapid change, consolidation, financial difficulty and increasing competition from new distribution channels. Due to increased competition for limited shelf space, retailers are increasingly in a better position to negotiate favorable purchase terms, including price discounts and product return policies. Retailers often require software publishers to pay fees in exchange for preferred shelf space. Retailers may give higher priority to products other than the Company's, thus reducing their efforts to sell the Company's products. There can be no assurance that the Company will be able to increase or sustain its current amount of retail shelf space or promotional resources, and as a result, the Company's operating results could be materially adversely affected. In addition, other types of retail outlets and methods of product distribution may become important in the future, such as on-line services. It is critical to the success of the Company that as these changes occur, the Company gains access to those channels of distribution.

     Dependence on Outside Suppliers. The Company contracts with third party suppliers to provide manufacturing of its products, which the Company believes allows it to control effectively its costs of production. The Company relies upon the ability of such suppliers to provide products which are free of defects. To the extent that any supplier-produced defective product was not discovered until the product was shipped, it could result in the Company's liability for returned merchandise and a loss of its reputation for high quality products. Although the Company would attempt to recoup from the supplier of defective product any expenses incurred, there can be no assurance that the Company would be fully compensated for any losses that resulted.

     Risk of Inability to Manage Rapid Growth. The Company is currently experiencing a period of rapid growth that has placed, and could continue to place, a significant strain on the Company's financial, management and other resources. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems, and to attract, train, motivate, manage and retain key employees. The Company may make additional investments in capital equipment to expand into new product lines. No assurances can be given that these new systems will be implemented successfully. The failure to do so, or to otherwise effectively manage potential future growth, could have a material adverse effect on the Company's business, operating results and financial condition.

     Risks Associated with Acquisitions. As part of its strategy to enhance revenue growth and market presence, the Company continually evaluates acquisitions of entertainment software companies and selected titles within existing or new product categories. In considering an acquisition, the Company may compete with other potential acquirors, many of which may have greater financial and operational resources. Further, the evaluation, negotiation and integration of such acquisitions may divert significant time and resources of the Company, particularly of its management. There can be no assurance that suitable acquisition candidates will be identified, that any acquisitions can be consummated, or that any acquired businesses or products can be successfully integrated into the Company's operations. In addition, there can be no assurance that future acquisitions will not have a material adverse effect upon the Company's business, operating results and financial condition, particularly in the fiscal quarters immediately following the consummation of such transactions due to unexpected expenses which may be associated with integrating such acquisitions.

     Limited Protection of Intellectual Property and Proprietary Rights. The Company regards its software as proprietary and relies primarily on a combination of trademark, copyright and trade secret laws, employee and third party nondisclosure agreements and other methods to protect its proprietary rights. All of the Company's new products are CD-ROM based, and hence are difficult to copy. However, unauthorized copying occurs within the software industry, and if a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, operating results and financial condition could be materially adversely affected.

     As the number of software products in the industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products.

     Although the Company has not been the subject of any actual, pending or threatened intellectual property litigation, there has been substantial litigation regarding copyright, trademark and other intellectual property rights involving computer software companies. In the future, litigation may be necessary to enforce the Company's proprietary rights, to protect copyrights, trademarks and trade secrets and other intellectual property rights owned by the Company or its licensors, to defend the Company against claimed infringements of the rights of others and to determine the scope and validity of the proprietary rights of the Company and others. Any such litigation, with or without merit, could be costly and result in a diversion of management's attention, which could have a material adverse effect on the Company's business, operating results and financial condition. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from selling its products, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

     Licenses Terminable Upon Change in Ownership, Control or Management. The Company's licenses and other intellectual property may not be transferred to third parties without the consent of the licensors. Transfer of ownership of stated percentages of the Common Stock could constitute a prohibited transfer of the Company's licenses for the Star Trek(TM) titles. All of the Company's licenses with Warner Bros. (including Free Willy 2(TM), Free Willy 3(TM) and Babylon 5(TM)) provide that a change in "management" will be deemed an unauthorized assignment of the license. It is not clear under what circumstances the Company might be deemed to have a change in management which could result in the termination of these licenses .(TM)

     The completion of the Company's IPO may have resulted, and any future change in ownership or control of the Company (including exercise of the Redeemable Warrants) could result, in the termination of the licenses referred to above. The potential terminability of such licenses could have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may materially adversely affect the market price of the Common Stock.

     Limited Time Period of Licenses. The Company's products are based upon licensed content of major motion pictures and television shows under license and/or development agreements with major entertainment studios. All of the license and development agreements to which the Company currently is a party are for fixed terms which will expire over the next five years. Although no licensor is required to extend any license, the Company anticipates that the licensor under each agreement will extend its terms, provided that the Company is in compliance with all requirements of each license, including most significantly that the Company has satisfied the applicable minimum royalty guarantees. In the event that any licensor fails to renew its license agreement, then the subject license will terminate and the Company will no longer be entitled to sell the licensed product. The loss of one or more of the licenses could have a material adverse effect on the Company's revenues and operating results. There can be no assurance that the Company will satisfy its performance obligations under any license or development agreement or that all material licenses will be renewed even if such requirements are satisfied.

     Control of the Company by Officers and Directors and ASSI, Inc. As of January 31, 1998, the Company had 4,515,099 outstanding shares of Common Stock. Vincent J. Bitetti, who is the Company's largest stockholder, owned of record 1,234,684 shares (27.4 percent) of the outstanding Common Stock; and ASSI, Inc. owned of record 40,000 shares of Common Stock and presently exercisable ASSI Warrants to purchase an additional 4,816,657 shares of Common Stock. Therefore, ASSI, Inc. beneficially owned 4,856,657 shares of Common Stock, representing approximately 52.0 percent of the outstanding Common Stock assuming exercise in full of the ASSI Warrants but no other outstanding warrants and options (31.2 percent assuming exercise in full of the ASSI Warrants and all the other Redeemable Warrants, but no other outstanding warrants and options). Louis Habash of Las Vegas, Nevada, has advised the Company that he owns all of the voting equity securities of ASSI, Inc., and thus is the ultimate beneficial owner of all of the Common Stock and ASSI Warrants owned by ASSI, Inc.

     If the holders of all of the Redeemable Warrants other than the ASSI Warrants were to exercise such Warrants, but no other outstanding warrants or options were exercised, the voting power of Vincent J. Bitetti would be reduced to approximately 11.5 percent. If ASSI, Inc. were to exercise all of the ASSI Warrants beneficially owned by it as described above, but no other outstanding warrants or options were exercised, the voting power of Vincent J. Bitetti would be reduced to approximately 13.2 percent, and would be further reduced to approximately 7.9 percent assuming exercise in full of the ASSI Warrants and all of the other Redeemable Warrants (but no other outstanding warrants and options). ASSI, Inc. has indicated to the Company that it acquired the ASSI Warrants and Common Stock beneficially owned by it as an investment with a view to long-term appreciation.

     The Company has granted each of the Underwriters and ASSI, Inc. the right to nominate from time to time one director (or to have a designee attend all Board meetings as a nonvoting advisor). In addition, Vincent J. Bitetti, the Company's Chairman of the Board and Chief Executive Officer, and Eric H. Winston, its former President and Chief Operating Officer, have entered into voting agreements with each of the Underwriters and ASSI, Inc. Pursuant to these agreements, Messrs. Bitetti and Winston have agreed to vote all of their Common Stock for the three director nominees of the Underwriters and ASSI, Inc. In addition, ASSI, Inc. has agreed to vote all of its shares of Common Stock for two directors nominated by Mr. Bitetti for as long as he holds at least 20 percent of the outstanding Common Stock, and for one director nominated by Mr. Bitetti for as long as he holds at least ten percent but less than 20 percent of the issued and outstanding Common Stock. The voting agreements with ASSI, Inc. will terminate when Messrs. Bitetti and Winston together cease to own at least ten percent of the outstanding Common Stock. Pursuant to these arrangements, Vincent J. Bitetti has designated himself and Ulrich E. Gottschling as his director nominees, and ASSI, Inc. has nominated Mark A. James as a director. The Underwriters have not previously exercised their director nomination rights.

     The Company is a quasi-California corporation subject to certain provisions of the California General Corporation Law (the "California GCL"). See "Description of Securities--Application of California GCL." Among other consequences of the Company's status as a quasi-California corporation, at the request of any stockholder, the election of the Company's directors will be determined by cumulative voting procedures. Consequently, if cumulative voting is exercised (and without regard to the various voting agreements described herein), the Company's stockholders other than Vincent J. Bitetti will have sufficient votes to elect four of its six directors assuming no exercise of the Redeemable Warrants, and to elect five of its six directors assuming exercise of the Redeemable Warrants in full.

     Possible Need for Additional Financing. The Company heretofore has been substantially dependent on the net proceeds of its securities offerings, including the IPO, to fund its working capital requirements. As of December 31, 1997, the Company had working capital of $1,786,440 and cash and cash equivalents of $46,674. The Company experienced a significant increase in growth during the six-month period as ended December 31, 1997, as compared to the same period of time in the prior fiscal year. The Company sustained net losses of $1,734,160, $4,474,976 and $2,668,520 for the fiscal years ended June 30, 1995, 1996 and 1997, respectively. The Company realized a net profit of $689,063 for the six months ended December 31, 1997 versus a net loss of $941,636 for the six months ended December 31, 1996. There can be no assurance as to whether the Company can continue to operate profitability in the future.

     Effective September 1997, the Company entered into a financing agreement with Silicon Valley Financial Services, a division of Silicon Valley Bank. This factoring arrangement enables the Company to borrow an amount equal to up to $1,500,000 of the Company's qualified gross domestic accounts receivable, as defined in the agreement. As of January 31, 1998, no amounts were borrowed under this agreement. This credit facility is secured by a lien on all of the assets of the Company, and is scheduled to mature, during September 1998.

     The Company will require significant additional capital to fully implement its business strategy. There can be no assurance that The Company will be able to obtain additional capital on satisfactory terms, or at all, to meet its future financing needs.

     Broad Discretion in Use of Proceeds.   The net proceeds from the exercise
of the Redeemable Warrants and Underwriters' Warrants, if any are exercised, will be used for working capital and general corporate purposes. The Company will have broad discretion in the use of funds allocated to working capital. The Company will not receive any proceeds from the resale of any Redeemable Warrants or Common Stock by the Selling Security Holders as described herein. See "Use of Proceeds."

     Risk of Limitation of Use of Net Operating Loss Carryforwards. As of June 30, 1997 the Company had net operating loss carryforwards of approximately $9,708,000 for federal income tax purposes, which may be utilized from 1998 to 2012 (subject to certain limitations). The consummation of the IPO resulted in an "ownership change" as defined in Section 382 of the Internal Revenue Code of

1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder. Consequently, the Company's use of its net operating loss carryforwards to offset taxable income in any post-change period is subject to certain specified annual limitations. There can be no assurance as to the specific amount of net operating loss carryforwards available in any post-change year since the calculation is based upon a fact-dependent formula.

     Immediate Substantial Dilution. If all 6,261,440 of the outstanding Redeemable Warrants other than the ASSI Warrants are exercised, such exercise will result in dilution to the exercising investors of $1.77 per share (40.2 percent) between the warrant exercise price ($4.40 per share) and the pro forma net tangible book value per share of Common Stock upon completion of such warrant exercise. If all 11,078,097 of the outstanding Redeemable Warrants (including the ASSI Warrants) are exercised, such exercise will result in dilution to the exercising investors of $1.29 per share (29.3 percent) between the exercise price ($4.40 per share) thereof and the pro forma net tangible book value per share of Common Stock upon completion of the exercise of such warrants. The exercise of the 240,000 Underwriters' Warrants, which have an exercise price of $5.80 per share, will be anti-dilutive to investors who exercise Redeemable Warrants and/or ASSI Warrants. See "Dilution."

     Underwriters' Potential Influence on the Market. The Underwriters have advised the Company that a significant amount of the shares of Common Stock and the Redeemable Warrants sold in the IPO were sold to customers of the Underwriters. Although the Underwriters are, as of the date of this Prospectus, making a market in the Common Stock and Redeemable Warrants, they have no legal obligation to do so. It should be noted that one of the Underwriters, The Boston Group, L.P., suspended making a market in the Common Stock and the Redeemable Warrants from March 13, 1997, to March 21, 1997, while it arranged for new financing. There presently are 12 market makers for the Common Stock and four market makers for the Redeemable Warrants, in addition to the Underwriters. Nevertheless, the Underwriters have been and may remain a dominating influence in the market for the Common Stock and the Redeemable Warrants. The prices and the liquidity of the Common Stock and the Redeemable Warrants may be significantly affected by the degree, if any, of the Underwriters' participation in the market. No assurance can be given that any market making activities of the Underwriters will be continued.

     Current Prospectus and State Registration to Exercise Warrants. The Redeemable Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Redeemable Warrants and such shares have been registered, qualified or deemed to be exempt under the securities or "blue sky" laws of the jurisdiction of residence of the exercising holder of the Redeemable Warrants. In addition, in the event that any holder of Redeemable Warrants attempts to exercise such Redeemable Warrants at any time after nine months from the date of this Prospectus, the Company may be required to file a post-effective amendment and deliver a current prospectus before the Redeemable Warrants may be exercised. Although the Company has undertaken to use its best efforts to have all the shares of Common Stock issuable upon exercise of the Redeemable Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Redeemable Warrants, there is no assurance that it will be able to do so. The value of the Redeemable Warrants may be greatly reduced if a current prospectus covering the Common Stock issuable upon the exercise of the Redeemable Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Redeemable Warrants then reside.

     Although the Redeemable Warrants were not knowingly sold in the IPO to purchasers in jurisdictions in which the Redeemable Warrants were not registered or otherwise qualified for sale, investors may purchase the Redeemable Warrants in the secondary market or may move to jurisdictions in which the shares of Common Stock underlying the Redeemable Warrants are not registered or qualified during the period that the Redeemable Warrants are exercisable. In such event, the Company would be unable to issue shares to those persons desiring to exercise their Redeemable Warrants unless and until the shares could be qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions, and holders of the Redeemable Warrants would have no choice but to attempt to sell the Redeemable Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities Redeemable Warrants."

     Adverse Effect to Holders of Possible Redemption of Redeemable Warrants. The Redeemable Warrants (other than the ASSI Warrants) are subject to redemption by the Company, at any time commencing July 1, 1997, at a price of $.25 per Redeemable Warrant, if the average closing bid price for the Common Stock equals or exceeds $5.60 for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. If the Redeemable Warrants are redeemed prior to their exercise, the holders thereof would lose their right to exercise Redeemable Warrants except during such period of notice of redemption and the benefit of the difference, if any, between the market price of the underlying Common Stock as of such date and the exercise price of such Redeemable Warrants, as well as any possible future price appreciation in the Common Stock. Upon the receipt of a notice of redemption of the Redeemable Warrants, the holders thereof would be required to:
(i) exercise the Redeemable Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so; (ii) sell the Redeemable Warrants at the market price, if any, when they might otherwise wish to hold the Redeemable Warrants; or (iii) accept the redemption price, which is likely to be substantially less than the market value of the Redeemable Warrants at the time of redemption. See "Description of Securities Redeemable Warrants."

     Securities Eligible for Future Sale. As of January 31, 1998, a total of 4,515,099 shares of Common Stock and 11,078,097 Redeemable Warrants (including the 4,816,657 ASSI Warrants) were issued and outstanding. An additional 1,233,727 shares of Common Stock were issuable pursuant to the following outstanding options and warrants: (a) 336,336 shares of Common Stock underlying options granted pursuant to the Company's 1992 Stock Option Plan; (b) 500,000 shares of Common Stock underlying options which have been or may be granted pursuant to the Company's 1995 Stock Option Plan; (c) 182,838 shares of Common Stock underlying options granted to a Selling Security Holder; and (d) an aggregate of 11,318,097 shares of Common Stock issuable upon the exercise of (i) the Redeemable Warrants (11,078,097 shares) and (ii) the Underwriters' Warrants (240,000 shares).

     Of the 4,515,099 shares of Common Stock and 11,078,097 Redeemable Warrants issued and outstanding as of January 31, 1998 (subject to the assumptions in the preceding paragraph), 3,140,415 shares of Common Stock and 6,261,440 Redeemable Warrants are freely tradeable without further registration under the Securities Act (except for any such securities held by an "affiliate" of the Company), and the remaining 1,374,684 outstanding shares of Common Stock and 4,816,657 Redeemable Warrants are "restricted securities" as defined in Rule 144 under the Securities Act and may not be sold without registration under the Securities Act unless pursuant to an applicable exemption therefrom. Of such restricted securities, 622,838 shares of Common Stock and all 4,816,657 Redeemable Warrants (comprising all of the ASSI Warrants) may be sold pursuant to this Prospectus, and upon such sale will become freely tradeable (except for any such shares or Redeemable Warrants held by an "affiliate" the Company). See "Selling Security Holders." Further, the 11,318,097 shares of Common Stock issuable by the Company upon exercise of the Redeemable Warrants and Underwriters' Warrants and the 182,838 shares issuable by the Company upon exercise of an option held by a Selling Security Holder may likewise be sold pursuant to this Prospectus and upon such sale will become freely tradeable (except for any such shares held by an "affiliate" of the Company).

     As of January 31, 1998, options for the purchase of 336,336 shares of Common Stock were issued pursuant to the Company's 1992 Stock Option Plan. The Company has determined not to issue any further options under its 1992 Stock Option Plan, but all outstanding options under such Plan will remain valid. Of the 336,336 options granted under the 1992 Stock Option Plan, 294,502 are presently exercisable, and the balance will become exercisable later in fiscal 1998. The Company also has reserved 500,000 shares of Common Stock for issuance to key employees, officers, directors and consultants pursuant to the Company's 1995 Stock Option Plan. As of January 31, 1998, the Company had granted options for the purchase of 251,599 shares of Common Stock pursuant to the 1995 Stock Option Plan, of which 41,511 are presently exercisable, 77,337 will become exercisable later in fiscal 1998, 92,000 will become exercisable in fiscal 1999 and 40,751 will become exercisable in fiscal 2000. The Company has filed separate registration statements pertaining to all of the Common Stock issuable upon exercise of options granted or to be granted pursuant to the 1992 Stock
Option Plan and the 1995 Stock Option Plan.   All Common Stock issuable upon
exercise of the options will be freely tradeable (except for any such shares held by an "affiliate" of the Company).

     Certain of the Company's security holders, including ASSI, Inc., Vincent J. Bitetti, Ulrich E. Gottschling and Eric H. Winston, are entitled to registration rights.

     Sales of any or all such securities described in the preceding paragraphs may depress the price of the Common Stock or the Redeemable Warrants.

     An additional 3,147,680 shares of Common Stock remain available for issuance at the discretion of the Board of Directors. The potential issuance of such authorized and unissued Common Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may materially adversely affect the market price of, and the voting and other rights of the holders of the Common Stock. Although the Company has no present intention to issue any such shares of its authorized and unissued Common Stock, there can be no assurance the Company will not do so in the future. See "Description of Securities--Common Stock."

     No Preemptive Rights; Possible Dilutive Event. The holders of Common Stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if the Company were to elect to sell additional shares of Common Stock, or securities convertible into or exercisable to purchase shares of Common Stock, persons acquiring Common Stock in this offering would have no right to purchase additional shares, and as a result, their percentage equity interest in the Company would be diluted. See "Description of Securities--Common Stock."

     No Dividends. As of the date of this Prospectus, the Company has not paid any cash dividends on its Common Stock and does not intend to declare any such dividends in the foreseeable future. The Company's ability to pay dividends is subject to limitations imposed by the Delaware GCL and, as a quasi-California corporation, to the more restrictive provisions of the California GCL. The sole source of funds available to the Company for the payment of dividends is dividends or loans advanced to it by the Subsidiary, which is itself a California corporation and therefore subject to the dividend payment provisions of the California GCL.

     Under the Delaware GCL, dividends may be paid out of a corporation's capital surplus, or if there is no surplus, out of the corporation's net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. The California GCL generally prohibits a corporation from paying dividends unless the retained earnings of the corporation immediately prior to the distribution exceed the amount of the distribution. Alternatively, a corporation may pay dividends if (i) the assets of the corporation exceed
1 1/4 times its liabilities, and (ii) the current assets of the corporation equal or exceed its current liabilities, but if the average pre-tax earnings of the corporation before interest expense for the two years preceding the distribution were less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities. Under the foregoing requirements, the Company will not be able to pay dividends for the foreseeable future. See "Description of Securities."

     Qualification Requirements for Nasdaq Securities; Risk of Low Priced Securities. In order for the Company's Common Stock and Redeemable Warrants to continue to be listed on the Nasdaq SmallCap Market, (i) The Company must have either (A) net tangible assets (defined as total assets, excluding goodwill, minus total liabilities) of at least $2,000,000, (B) a market capitalization of at least $35,000,000 or (C) net income in its latest fiscal year or in two of its last three fiscal years of at least $500,000, (ii) a public float (defined as shares not held directly or indirectly by any officer, director or ten percent or greater stockholder of the Company) of at least 500,000 shares having a market value of at least $1,000,000, (iii) a minimum bid price of at least $1,
(iv) at least two market makers, and (v) at least 300 stockholders that each own 100 or more shares. If the bid price for the Common Stock falls below $1 for 30 days, the Company has 90 days to come back into compliance (by the Common Stock's closing at or above $1 for ten consecutive days) before being subject to delisting.

     The Company does not know whether it will be able to maintain its listing on the Nasdaq SmallCap Market; however, in the event the Company experiences losses from operations or material adverse trading conditions, the Common Stock and Redeemable Warrants could be subject to delisting. It is anticipated that if the Common Stock and Redeemable Warrants are delisted from the Nasdaq SmallCap Market, trading, if any, therein would be conducted in the over-the-counter market on the NASD OTC Electronic Bulletin Board established for securities that do not meet the Nasdaq listing requirements or the Company's securities would be quoted in what are commonly referred to as the "pink sheets." In such event, an investor may find it more difficult to dispose of, or to obtain accurate price quotations and volume information concerning, the Common Stock and Redeemable Warrants.

     In addition, if the Common Stock and Redeemable Warrants are delisted from Nasdaq, they might be subject to the low priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as investors with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For any transaction involving a penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     Although the Company believes that the Common Stock and Redeemable Warrants will not be defined as a penny stock due to their anticipated continued listing on Nasdaq, in the event they subsequently become characterized as a penny stock, the market liquidity therefor could be severely affected. In such an event, the regulations relating to penny stocks could limit the ability of broker-dealers to sell the Common Stock and Redeemable Warrants and, thus, the ability of purchasers in this offering to sell their Common Stock and Redeemable Warrants in the secondary market.

                                USE OF PROCEEDS

     The net proceeds from the exercise of the Redeemable Warrants and Underwriters' Warrants, if any are exercised, will be used for working capital and general corporate purposes. The proceeds to the Company from the exercise of all the Redeemable Warrants net of the expenses of this offering (estimated at $25,000 for costs and $2,437,181 for the five percent warrant exercise fee payable to the Underwriters) would be approximately $46,281,446.

     The Company will not receive any of the proceeds from the resale of any Redeemable Warrants or Common Stock by the Selling Security Holders as described herein. See "Risk Factors Broad Discretion in Use of Proceeds."


                                    DILUTION

     The following discussion and tables reflect the potential dilution to holders who exercise their Redeemable Warrants at $4.40 per share. The difference between the exercise price per Warrant and the pro forma net tangible book value per share of Common Stock after such exercise constitutes the resulting dilution per share of Common Stock. "Net tangible book value per share" represents the total tangible assets of the Company, less total liabilities, divided by the number of shares of Common Stock outstanding. At December 31, 1997, the Company had 4,412,099 shares of Common Stock outstanding and at such date the net tangible book value of the Company was $2,143,319 or approximately $.48 per share of Common Stock. See "Risk Factors - Immediate Substantial Dilution."

     After giving effect to the exercise of all Redeemable Warrants other than the ASSI Warrants (and assuming the exercise of no other warrants or options) to purchase 6,261,440 shares of Common Stock net of the related expenses of this offering (estimated at $25,000 for costs and $1,377,517 for the five percent warrant exercise fee payable to the Underwriters), the pro forma net tangible book value of the Company at December 31, 1997, would have been $28,291,138 or $2.65 per share, representing an immediate increase in net tangible book value of $2.17 per share to existing stockholders and an immediate dilution of $1.75 per share (39.8 percent) to purchasers of shares of Common Stock upon the exercise of such Redeemable Warrants.

     The following table illustrates the dilution to new investors on a per share basis assuming exercise of all 6,261,440 Redeemable Warrants other than the ASSI Warrants (and assuming the exercise of no other warrants or options):


Description                                                        Amount        Amount
-----------                                                        ------        ------
Exercise price per share of Common Stock under
 Redeemable Warrants                                                             $4.40

Pro forma net tangible book value per share of Common
 Stock before exercise of Redeemable Warrants                      $0.48

Increase in net tangible book value per share of Common
Stock attributable to the sale of 6,261,440 shares of Common
Stock upon exercise of Redeemable Warrants                        2.17
                                                                  -----

Pro forma net tangible book value per share of Common
Stock after exercise of Redeemable Warrants                                             2.65
                                                                                        -----
Dilution per share of Common Stock to new investors upon
exercise of Redeemable Warrants                                                        $1.75
                                                                                       =====

     After giving effect to the exercise of all Redeemable Warrants (including the ASSI Warrants and assuming the exercise of no other warrants or options) to purchase 11,078,097 shares of Common Stock net of the related expenses of this offering (estimated at $25,000 for costs and $2,437,181 for the five percent warrant exercise fee payable to the Underwriters), the pro forma net tangible book value of the Company at December 31, 1997, would have been $48,424,764 or $3.13 per share, representing an immediate increase in net tangible book value of $2.65 per share to existing stockholders and an immediate dilution of $1.27 per share (28.9 percent) to purchasers of Common Stock upon the exercise of such Redeemable Warrants.

     The following table illustrates the dilution to new investors on a per share basis assuming exercise of all 11,078,097 Redeemable Warrants (including the ASSI Warrants and assuming the exercise of other warrants or options):

Description                                                   Amount        Amount
-----------                                                   ------        ------
Exercise price per share of Common Stock under
 Redeemable Warrants                                                        $4.40

Pro forma net tangible book value per share of Common
Stock before exercise of Redeemable Warrants                  $0.48

Increase in net tangible book value per share of Common
Stock attributable to the sale of 6,261,440 shares of Common
Stock upon exercise of Redeemable Warrants                     2.65

Pro forma net tangible book value per share of Common
Stock after exercise of Redeemable Warrants                                  3.13
                                                                             ----
Dilution per share of Common Stock to new investors upon
exercise of Redeemable Warrants                                             $1.27
                                                                            =====

   The foregoing computations assume the exercise of no warrants or stock options after December 31, 1997. See "Risk Factors - Securities Available for Future Sale."
                                      18

                            SELLING SECURITY HOLDERS

     An aggregate of 622,838 shares of Common Stock and 4,816,657 Redeemable Warrants are being registered in this offering for the account of the Selling Security Holders. The Selling Security Holders' Securities may be sold by the Selling Security Holders or their respective transferees commencing on the date of this Prospectus. Sales of such shares of Common Stock and Redeemable Warrants by the Selling Security Holders or their respective transferees may depress the price of the Common Stock and Redeemable Warrants. See "Risk Factors - Securities Eligible for Future Sale."

     The following table sets forth certain information with respect to persons for whom the Company is registering such shares of Common Stock and Redeemable Warrants for resale to the public. The Company will not receive any of the proceeds from the sale of such shares of Common Stock and Redeemable Warrants. None of the Selling Security Holders has had any position, office or material relationship with the Company or its affiliates during the last three years except for the following: (i) ASSI, Inc., which served as a consultant to the Company during 1996; (ii) Vincent J. Bitetti, the Company's Chairman of the Board and Chief Executive Officer and its largest stockholder; and (iii) Eric H. Winston, who served as the President and Chief Operating Officer of the Company from May 1994 until November 1, 1996.

                                                  NUMBER OF                NUMBER OF
                                               SHARES/WARRANTS          SHARES/WARRANTS
NAME OF SELLING SECURITY HOLDER(1)          OWNED BEFORE OFFERING     BEING REGISTERED(2)
----------------------------------          ---------------------     -------------------
ASSI, Inc.                                         40,000(3)               40,000 (sh)
                                                  800,000(4)              800,000(Awt)
                                                2,000,000(5)            2,000,000(Awt)
                                                2,016,657(6)            2,016,657(Awt)
Vincent J. Bitetti                              1,234,684(7)              200,000 (sh)
Eric H. Winston                                   382,838(8)              382,838 (sh)

(1) Information set forth in the table regarding the Selling Security Holders' Securities is provided to the best knowledge of the Company based on information furnished to the Company by such respective Selling Security Holders and/or available to the Company through its stock ledgers or inquiries to brokers.

(2) Since the Selling Security Holders may offer all or part of the Common Stock and/or Redeemable Warrants held thereby, and since this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Common Stock and/or Redeemable Warrants to be offered for sale by the Selling Security Holders or as to the amount of Common Stock and/or Redeemable Warrants that will be held by the Selling Security Holders upon termination of this offering.

(3) Represents Common Stock privately acquired by ASSI, Inc. from Vincent J. Bitetti in 1995 at a purchase price of $5.00 per share.

(4) Represents Redeemable Warrants privately acquired by ASSI, Inc. from the Company in 1995 at a purchase price of $.05 per Redeemable Warrant.

(5) Represents Redeemable Warrants privately acquired by ASSI, Inc. from the Company in consideration for consulting services in 1996.

(6) Represents Redeemable Warrants privately acquired by ASSI, Inc. from the Company upon conversion of a convertible note in 1996, of which the principal amount of and accrued interest on were $504,164 on the date of conversion.

(7) Includes 100,000 shares of Common Stock owned of record by Mr. Bitetti as to which Eric H. Winston holds a presently exercisable option to purchase from Mr. Bitetti at a price of $2.00 per share.

(8) Includes 100,000 shares of Common Stock owned of record by Mr. Winston, 100,000 shares of Common Stock as to which Mr. Winston holds a presently exercisable option to purchase from Vincent J. Bitetti at a price of $2.00 per share, and 182,838 shares of Common Stock as to which Mr. Winston holds a presently exercisable purchase option from the Company at a price of $.06 per share.

(sh)  Shares of Common Stock.

(Awt) ASSI Warrants, each ASSI Warrant to purchase one share of Common Stock. As noted above, the Company previously issued the ASSI Warrants to ASSI, Inc. in a series of private transactions. Upon completion of the IPO, the ASSI Warrants were, in accordance with their terms, automatically converted into Redeemable Warrants. However, as so long as such warrants are held by ASSI, Inc. or any affiliate thereof, their terms will differ from those of the Redeemable Warrants in the following respects: (i) they became exercisable October 1, 1996; (ii) they are not mandatorily redeemable by the Company; and (iii) they are subject to certain separate registration rights.

                           DESCRIPTION OF SECURITIES

GENERAL

     Under the Company's Restated Certificate of Incorporation, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock. As of January 31, 1998, the Company had 4,515,099 shares of Common Stock outstanding, and had 11,318,097 Redeemable Warrants outstanding.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive rights to purchase Common Stock. There are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. All of the outstanding shares of Common Stock issuable upon exercise of the Warrants will be, when issued and delivered, fully paid and non-assessable.

     As a quasi-California corporation, the Company will be subject to certain provisions of the California GCL, as more fully described under "Description of Securities - Application of California GCL." Amongst other consequences of the Company's status as a quasi-California corporation, at the request of any stockholder, the election of the Company's directors will be determined by cumulative voting procedures. Consequently, if cumulative voting is exercised (and without regard to the various voting agreements described herein), the Company's stockholders other than its current officers and directors have sufficient votes to elect four of its six directors assuming no exercise of the Redeemable Warrants, and to elect five of its six directors assuming exercise of
the Redeemable Warrants in full.   See "Risk Factors  Control of the Company by
Officers and Directors."

REDEEMABLE WARRANTS

     The following is a brief summary of certain provisions of the Redeemable Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company and Corporate Stock Transfer Company as warrant agent (the "Warrant Agreement"). A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

     Each Redeemable Warrant entitles the holder thereof to purchase, at any time during the 54-month period commencing July 1, 1997, one share of Common Stock at a price of $4.40 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below.

     The Redeemable Warrants are subject to redemption by the Company, at any time, commencing July 1, 1997, at a price of $.25 per Redeemable Warrant if the average closing bid price of the Common Stock equals or exceeds $ 5.60 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of notice of redemption. If the Redeemable Warrants were redeemed prior to their exercise, the holders thereof would lose the benefit of the difference between the market price of the underlying Common Stock as of such date and the exercise price of such Warrants, as well as any possible future price appreciation in the Common Stock.

     The exercise price and the terms of the Redeemable Warrants bear no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the Securities offered hereby.

     The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Redeemable Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification on or of the Common Stock and issuances of shares of Common Stock for a consideration less than the exercise price of the Redeemable Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable holders of Redeemable Warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares that might otherwise have been purchased upon the exercise of the Redeemable Warrant. No adjustments will be made unless such adjustment would require an increase or decrease of at least $.10 or more in such exercise price. No adjustment to the exercise price of the shares subject to the Redeemable Warrants will be made for dividends (other than stock dividends), if any, paid on the Common Stock.

     The Redeemable Warrants may be exercised upon surrender of the warrant certificate on or prior to January 1, 2002 at the offices of the Warrant Agent, with the exercise form on the reverse side of the certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check payable to the Company) to the Warrant Agent for the number of Redeemable Warrants being exercised. The holders of Redeemable Warrants do not have the rights or privileges of holders of Common Stock.

     No Redeemable Warrant will be exercisable unless at the time of exercise the Company has filed a current prospectus with the SEC covering the shares of Common Stock issuable upon exercise of such Redeemable Warrant and such shares have been registered or qualified or deemed to be exempt under the securities laws of the jurisdiction of residence of the holder of such Redeemable Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Redeemable Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there is no assurance that it will be able to do so. See "Risk Factors - Current Prospectus and State Registration to Exercise Warrants."

APPLICATION OF CALIFORNIA GCL

     Although incorporated in Delaware, the business of the Company has been conducted through its operating subsidiary which is domiciled and headquartered in the State of California. Section 2115 of the California GCL ("Section 2115") provides that certain provisions of the California GCL shall be applicable to a corporation organized under the laws of another state to the exclusion of the law of the state in which it is incorporated, if the corporation meets certain tests regarding the business done in California and the number of its California stockholders.

     An entity such as the Company can be subject to Section 2115 even though it does not itself transact business in California if, on a consolidated basis, the average of the property factor, payroll factor and sales factor is more than 50 percent deemed to be in California during its latest full income year and more than one-half of its outstanding voting securities are held of record by persons having addresses in California.
Section 2115 does not apply to corporations with outstanding securities listed on the New York Stock Exchange or American Stock Exchange, or with outstanding securities designated as qualified for trading as a national market security on NASDAQ, if such corporation has at least 800 beneficial holders of its equity securities. Since the Company currently would be deemed to meet these factors and does not currently qualify as a national market security on NASDAQ, it is subject to Section 2115.

     During the period that the Company is subject to Section 2115, the provisions of the California GCL regarding the following matters are made applicable to the exclusion of the law of the State of Delaware: (i) general provisions and definitions; (ii) annual election of directors; (iii) removal of directors without cause; (iv) removal of directors by court proceedings; (v) filling of director vacancies where less than a majority in office were elected by the stockholders; (vi) directors' standard of care; (vii) liability of directors for unlawful distributions; (viii) indemnification of directors, officers and others; (ix) limitations on corporate distributions of cash or property; (x) liability of a stockholder who receives an unlawful distribution;
(xi) requirements for annual stockholders meetings; (xii) stockholders' right to cumulate votes at any election of directors; (xiii) supermajority vote requirements; (xiv) limitations on sales of assets; (xv) limitations on mergers;
(xvi) reorganizations; (xvii) dissenters' rights in connection with reorganizations; (xviii) required records and papers; (xix) actions by the California Attorney General; and (xx) rights of inspection.

TRANSFER AGENT AND WARRANT AGENT

     The Transfer Agent and Registrar for the Common Stock and the Warrant Agent for the Redeemable Warrants is Corporate Stock Transfer, Inc., 370 17th Street, Suite 2350, Denver, Colorado 80202.

                              PLAN OF DISTRIBUTION

     The Common Stock issuable upon the exercise of the Redeemable Warrants and the Underwriters' Warrants will be distributed when and as such warrants are exercised by the holders thereof. No such warrants have been exercised as of the date of this Prospectus.

     The Selling Security Holders may effect transactions in their Selling Security Holders' Securities by selling such Securities directly to purchasers, through broker-dealers acting as agents for the Selling Security Holders or to broker-dealers who may purchase the Selling Security Holders' Securities as principals and thereafter sell such Securities from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both.

     The sale of the Selling Security Holders' Securities may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders) in the over-the-counter market or in negotiated transactions, through a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices. If any Selling Security Holder sells his, her or its Selling Security Holders' Securities, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Security Holder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Selling Security Holders' Securities, a post-effective amendment to the Registration Statement of which this Prospectus is a part would need to be filed and declared effective by the SEC before such Selling Security Holder could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

     The Selling Security Holders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by McDermott, Will & Emery, Washington, D.C.

                                    EXPERTS

     The financial statements for the year ended June 30, 1997 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements for the years ended June 30, 1996 and 1995 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB have been audited by Corbin & Wertz, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THE PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                  ___________

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
           Additional Information............................      1
           Incorporation of Certain Documents by Reference...      1
           The Company.......................................      3
           Risk Factors......................................      9
           Use of Proceeds...................................     21
           Dilution..........................................     21
           Selling Security Holders..........................     23
           Description of Securities.........................     25
           Plan of Distribution..............................     28
           Legal Matters.....................................     28
           Experts...........................................     28

                                  ___________

      11,318,097 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS
          622,838 SHARES OF COMMON STOCK FOR SELLING SECURITY HOLDERS
           4,816,657 REDEEMABLE WARRANTS FOR SELLING SECURITY HOLDERS

                                  ___________

                                   PROSPECTUS
                                  ___________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

CAPITALIZED TERMS USED IN THIS PART II WITHOUT DEFINITIONS ARE AS DEFINED IN THE PROSPECTUS.

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following tables sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions and non-accountable expense allowance. All of the amounts shown are estimates

Accounting fees and expenses..........................   $ 1,000
Printing and engraving expenses.......................    10,000
Blue Sky fees and expenses (including counsel fees)...     1,000
Other legal fees and legal expenses...................    13,000
                                                         -------
Total.................................................   $25,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended (the "Delaware GCL"), permits under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee, or agent of the corporation has been successful in defending any such proceeding, the Delaware GCL provides that he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys' fees) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The statute provides, however, that no indemnification is allowed in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court may, upon application, determine that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, such person may be indemnified against judgments, fines, and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful, notwithstanding the outcome of the proceeding. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case by majority vote of a quorum of directors not parties to the proceeding, by written opinion of independent legal counsel, or by the stockholders, that the defendant met the applicable standard of conduct described above.

     The Delaware GCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding provided the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. A corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

     Delaware law also provides that the above rights shall not be deemed exclusive of other rights of indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Bylaws of Sound Source Interactive, Inc. a Delaware corporation (the "Registrant"), generally require the Registrant to indemnify and advance expenses to its directors and its officers, employees and other agents to the fullest extent permitted by the Delaware GCL as the same exists or may hereafter be amended. The Registrant has purchased a directors' and officers' liability policy insuring its directors and officers. The Registrant also has entered into indemnification agreements with each of its directors whereby the Registrant will indemnify each such person against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving as a director. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Registrant or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act of 1933, as amended (the "Securities Act").

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Section 102(b)(7) of the Delaware GCL permits Delaware corporations in their certificates of incorporation to eliminate or limit the personal liability of directors to the corporation or its stockholders for monetary damages for breaches of certain duties. Under the Registrant's Certificate of Incorporation, a director of the Registrant shall, to the maximum extent currently or hereafter permitted by Section 102(b)(7) of the Delaware GCL (or any successor provision), have no personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.
Section 102(b)(7) of the Delaware GCL provides that Delaware corporations may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) as provided under Section 174 of the Delaware GCL (involving certain unlawful dividends and stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     The foregoing descriptions are general summaries only. Reference is made to the full text of Registrant's Certificate of Incorporation and Bylaws filed as part of this Registration Statement.

ITEM 16.  EXHIBITS.

EXH. NO.  DESCRIPTION OF EXHIBIT

3.1  Second Restated Certificate of Incorporation of the Registrant.  Filed as
     Exhibit 3.1 to the Registrant's Registration Statement of Form SB-2 (No. 33-80827) ("Registration Statement No. 33-80827") and incorporated herein by reference.

3.2 Amended and Restated Bylaws of the Registrant. Filed as Exhibit 3.2 to Registration Statement No. 33-80827 and incorporated herein by reference.
4.1 Specimen Common Stock Certificate. Filed as Exhibit 4.1 to Registration Statement 33-80827 and incorporated herein by reference.

4.2 Form of Warrant Agreement between the Registrant and Corporate Stock Transfer Inc., as warrant agent, and form of Redeemable Warrant. Filed as
     Exhibit 4.2 to Registration Statement No. 33-80827 and incorporated herein by reference.

4.3 Form of Underwriter's Warrant Agreement between the Registrant and The Boston Group, L.P. and Joseph Stevens and Company, L.P. and form of Underwriters' Warrant. Filed as Exhibit 4.3 to the Registration Statement No. 33-80827 and incorporated herein by reference.

5.1  Opinion of McDermott, Will & Emery.  Filed herewith.
23.1 Consent of Deloitte & Touche LLP.  Filed herewith.
23.2 Consent of Corbin & Wertz.  Filed herewith.
23.3 Consent of McDermott, Will & Emery (included in Exhibit 5.1).
24.1 Power of Attorney (incorporated by reference to page II-9 of this Registration Statement No. 333-24271 as originally filed).



ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i)To include any Prospectus required by section 10(a)(3) of the Securities Act; (ii)To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, on February 13, 1998.

                              SOUND SOURCE INTERACTIVE, INC.

                              By: /s/ Vincent J. Bitetti
                                  ------------------------------------------
                                    Vincent J. Bitetti,
                                    Chairman of the Board and
                                    Chief Executive Officer



     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

            SIGNATURE                               TITLE                        DATE
            ---------                               -----                        ----
/s/ Vincent J. Bitetti               Chairman of the Board and             February 13, 1998
----------------------------------   Chief Executive Officer (principal
Vincent J. Bitetti                   executive officer)

/s/ Ulrich E. Gottschling            President, Chief Operating            February 13, 1998
----------------------------------   Officer, Chief Financial Officer,
Ulrich E. Gottschling                Treasurer  and Secretary (principal
                                     financial and accounting officer)

     *                               Director                              February 13, 1998
----------------------------------
Ronald H. Hart

     *                               Director                              February 13, 1998
----------------------------------
Mark A. James

*By: /s/ Ulrich E. Gottschling
     -----------------------------
      Ulrich E. Gottschling
      Attorney-in-fact
